SECURITIES AND EXCHANGE COMMISSION


                              Washington, DC 20549


                                    Form 8-K


                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                          Date of Report: March 9, 1999



                                   AT&T CORP.

 A New York                     Commission File                  I.R.S. Employer
Corporation                       No. 1-1105                      No.13-4924710



            32 Avenue of the Americas, New York, New York 10013-3412


                         Telephone Number (212) 387-5400

Form 8-K                                                              AT&T Corp.
March 9, 1999


Item 5.  Other Events.

(a)      Acquisition of Tele-Communications, Inc.

On March 9, 1999 AT&T Corp. (AT&T) completed the acquisition of Tele-Communications, Inc. (TCI) through a merger. In the merger, AT&T issued
(1) 0.7757 AT&T common shares for each share of TCI Group Series A tracking stock, (2) 0.8533 AT&T common shares for each share of TCI Group Series B tracking stock, (3) one share of newly created Liberty Media Group Class A or Class B tracking stock for each outstanding TCI Liberty Media Group Class A or Class B tracking stock, (4) 0.52 share of newly created Liberty Media Group Class A or Class B tracking stock for each outstanding TCI Ventures Group Class A or Class B tracking stock, and (5) a cash payment in lieu of any fractional AT&T common share or newly created Liberty Media Group tracking share. In the merger, AT&T also exchanged AT&T common shares or newly created Liberty Media Group tracking shares for shares of TCI convertible preferred stock. In total, AT&T issued approximately 439 million common shares (excluding Liberty Media Group tracking shares).

(b)      Selected Pro Forma Condensed Financial Information

The unaudited pro forma condensed financial information set forth below for AT&T gives effect to the TCI merger, certain merger-related asset transfers and the charter amendments relating to the combination of Liberty Media Group and TCI Ventures Group (New Liberty Media Group), as if they had been completed on January 1, 1998 for income statement purposes, and on December 31, 1998 for balance sheet purposes.

Because AT&T will not obtain a "controlling financial interest" in the New Liberty Media Group, the New Liberty Media Group has been reflected as an equity method investment in the pro forma financial statements. In addition, as a tracking stock all of its earnings or losses are excluded from the earnings available to the holders of AT&T common stock.

This unaudited selected pro forma information reflects certain assumptions including the following,

         a)$9.5 billion of additional borrowings and related interest expense to fund the merger-related asset transfers and share repurchase program at a mix of 20% short-term and 80% long term.

         b)Preliminary allocation of the purchase price to TCI assets and liabilities. This allocation is subject to the completion of a study undertaken by AT&T as discussed below.


This unaudited selected pro forma condensed financial information should be read in conjunction with the separate historical financial statements and accompanying notes of AT&T. Such financial statements are included in a current report on a separate Form 8-K filed on March 9, 1999. You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations or financial position that would have been achieved if the merger, certain merger-related asset transfers and the charter amendments relating to the combination of Liberty Media Group and TCI Ventures Group had taken place earlier or of the results of operations or financial position of AT&T after the completion of such transactions.

Form 8-K                                                              AT&T Corp.
March 9, 1999

(b)      Selected Pro Forma Condensed Financial Information (cont'd)

The pro forma financial information was prepared using the purchase method of accounting with AT&T treated as the acquiror. For purposes of preparing the AT&T consolidated financial statements, AT&T will establish a basis for TCI's assets and liabilities based upon the fair values thereof and the AT&T purchase price, including the costs of the Merger. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma combined financial information are preliminary and have been made solely for purposes of developing such pro forma combined financial information. AT&T has undertaken a study to determine the fair value of certain of TCI's assets and liabilities (as so adjusted) and will make appropriate purchase accounting adjustments upon completion of that study.

                                                                  At or for the
Dollars in millions except, per share amounts (Unaudited)           Year Ended
                                                                   December 31,
Income Statement Data:                                                 1998
----------------------                                            -------------
Revenues                                                            $ 59,427
Income from continuing operations (1)                                  3,994
Net income (1)                                                         5,157
Income from continuing operations
  available to the AT&T common shareowner (2)                          3,769
Net income available to the AT&T common shareowner(2)                  4,932

Weighted-average AT&T common shares (millions)                         2,093
Weighted-average AT&T common shares and
  potential common shares (millions)                                   2,174
Basic earnings per AT&T common share:
   Income from continuing operations                                    1.80
   Net income                                                           2.36
Diluted earnings per AT&T common share:
   Income from continuing operations                                    1.74
   Net income                                                           2.28

Balance Sheet Data:
Cash and cash equivalents                                              3,506
Total assets (3)                                                     137,972
Short-term debt                                                        4,010
Long-term debt, including capital leases                              24,901
Shareowners' equity- AT&T                                             44,297
Shareowners' equity- New Liberty Media Group                          23,351


(1) Income from continuing operations and net income exclude the dividend requirements on preferred stock.
(2) Income available to the AT&T common shareowner excludes the results of the New Liberty Media Group.
(3) Includes goodwill associated with the TCI merger.

Form 8-K                                                              AT&T Corp.
March 9, 1999


                                   SIGNATURES


  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  AT&T CORP.




                                  /s/   N. S. Cyprus
                                  ------------------------------
                                  By:   N. S. Cyprus
                                        Vice President and Controller

March 9, 1999